                                                                    Exhibit 2.10
                                                                    ------------

                           STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement is made at the close of business on December 31, 2000 among Synbiotics Corporation, a California corporation ("Synbiotics"), W3COMMERCE inc., a Delaware corporation ("W3C"), and Colin Lucas-Mudd, Donna Lucas-Mudd, Edward Brunel-Cohen, Regan Carey, Rigdon Currie, Mark Brunel-Cohen, Tim Mudd, Steven Usrey, Drew Keene and Kimberley Lind (the "Members").

          WHEREAS, the Members were the holders of all the equity interests of W3Commerce LLC until January 12, 2000, when pursuant to an Exchange Agreement (the "Exchange Agreement") the Members sold their equity interests to Synbiotics in exchange for convertible promissory notes with an aggregate principal amount of $2,812,500 (the "Notes") and contingent stock issuance rights for 800,000 shares of Synbiotics common stock (the "Expectancies of Contingent Shares");

          WHEREAS, Synbiotics thereafter incorporated W3Commerce LLC as W3C, and now holds 100% of the issued and outstanding capital stock of W3C, consisting of 1,000 shares of common stock, par value $0.01 per share ("Shares");

          WHEREAS, Synbiotics has advanced approximately $1,900,000 to W3C (including all payroll and fringes through December 31, 2000), which W3C is obligated to repay to Synbiotics (the "Payable"); and

          WHEREAS, because W3C requires further capital and Synbiotics can invest no further in W3C, it is in the best interest of Synbiotics to sell 84% of the Shares to the Members.

          NOW, THEREFORE, the parties agree as follows:

          1. The Notes are hereby amended to provide for automatic and mandatory conversion, at 12:01 a.m. on January 1, 2001, into Synbiotics common stock ("Conversion Shares") at the rate of 0.35555555 shares of Synbiotics common stock per $1.00 of original Note principal amount (with all accrued interest being eliminated and subsumed in the conversion).

          2. Effective as of 12:02 a.m. on January 1, 2001 (after conversion of the Notes into Conversion Shares), the Members shall purchase a total of 840 Shares from Synbiotics in exchange for a specified number of Conversion Shares and the complete cancellation (effected hereby) of their Expectancies of Contingent Shares, as follows:

           [the remainder of this page is intentionally left blank]

                                                                                                Conversion Shares
                                 Principal Amount of                         Expectancies of       Delivered to
                                 Note Converted Per    Conversion Shares   Contingent Shares,   Synbiotics in the      Conversion
        Member           Shares       Section 1             Received            Cancelled            Exchange        Shares Retained
        -----            ------       ---------             --------            ---------            --------        ---------------
Colin Lucas-Mudd            530     $1,771,875.00             630,000              504,000             472,500              157,500

Donna Lucas-Mudd            126        421,875.00             150,000              120,000             112,500               37,500

Edward Brunel-Cohen         101        337,500.00             120,000               96,000              90,000               30,000

Regan Carey                  25         84,375.00              30,000               24,000              22,500                7,500

Rigdon Currie                17         56,250.00              20,000               16,000              15,000                5,000

Mark Brunel-Cohen            13         42,187.50              15,000               12,000              11,250                3,750

Tim Mudd                      8         28,125.00              10,000                8,000               7,500                2,500

Steven Usrey                  8         28,125.00              10,000                8,000               7,500                2,500

Drew Keene                    8         28,125.00              10,000                8,000               7,500                2,500

Kimberley Lind                4         14,062.50               5,000                4,000               3,750                1,250
                            ---     -------------           ---------              -------             -------             --------
TOTAL:                      840     $2,812,500.00           1,000,000              800,000             750,000              250,000
                            ===     =============           =========              =======             =======             ========

The parties acknowledge that Synbiotics is retaining 160 Shares. The Members hereby authorize Synbiotics, by their signature of this Agreement, to reduce paperwork by issuing them share certificates only for the number of Conversion Shares retained following purchase of the 840 Shares described herein, instead of the full number of Conversion Shares; and this Agreement shall serve as a stock power to assign to Synbiotics the 750,000 Conversion Shares being exchanged under this Section 2. The Members agree that Synbiotics will not issue stock certificates for any of the retained 250,000 Conversion Shares or transfer any of the 840 Shares until it receives the originals of all the Notes; but this shall not be deemed to delay or to affect the validity of the exchange, which in any case shall be deemed to have been completed at 12:02 a.m. on January 1, 2001 as to all Members.

          3. The Members acknowledge that the Conversion Shares are restricted securities which will first be eligible for resale into the public market under Rule 144 (subject to the limitations and requirements of Rule 144) after satisfaction of a one-year holding period (including the holding period of the Notes).

          4. Synbiotics hereby contributes the Payable to the capital of W3C, except to the extent of the cash balance in W3C's bank account(s) as of December 31, 2000. To that extent, W3C shall immediately pay Synbiotics in partial satisfaction of the Payable. In any event, W3C shall provide Synbiotics with copies of all bank account statements as of December 31, 2000.

          5. The Members, in view of their collective knowledge of the current affairs of W3C, accept W3C (i.e., their interest in W3C as represented by their Shares) AS IS, WHERE IS, WITH ALL FAULTS, and without representations by Synbiotics as to W3C's condition, operations or finances. Synbiotics shall have no obligation to support W3C, by investment, guarantees, subleases, or otherwise. Subject to Section 4, W3C shall be solely responsible for all its own liabilities.

          6. The existing commercial website written contract between W3C and Synbiotics for www.synbiotics.com (the "Contract") shall be unchanged and continue in full force and effect according to its terms.

          7. Effective January 1, 2001, W3C employees shall no longer participate in any Synbiotics employee benefit plans, and Synbiotics shall provide no issuance coverage for W3C, its employees and properties, or the Members.

          8. The Members agree to elect one designee of Synbiotics to W3C's Board of Directors for as long as Synbiotics owns at least 5% of the outstanding stock of W3C. Synbiotics' initial designee is Rigdon Currie.

          9. Each Member who is an officer and/or director and/or employee of Synbiotics and/or Synbiotics Europe S.A.S. shall immediately resign such positions (except that Rigdon Currie shall not resign as a director of Synbiotics). Synbiotics shall immediately cause each of its employees who is an officer and/or director of W3C to immediately resign such positions.

          10. The Non-Competition Agreements, as defined in the Exchange Agreement, are hereby cancelled.

          11. Synbiotics hereby releases the Members from their obligations to Synbiotics under Sections 4.7(a)-(b) and 4.8 of the Exchange Agreement.

          12. W3C and each of the Members hereby release Synbiotics from each guaranty of every W3C-Member employment agreement which Synbiotics guaranteed. W3C and the Members also covenant to cause Steve Peterson to release Synbiotics from all liability under his employment agreement and to give Synbiotics a general release of like tenor as Section 15 hereof.

          13. Each party is responsible for its own taxes arising from the transactions contemplated by this Agreement and by Synbiotics' prior ownership of all the Shares.

          14. The Members represent to Synbiotics that each Member is acquiring the Shares and the Conversion Shares for his/her own account for investment and not with a view to distribution.

          15. W3C and the Members hereby release Synbiotics and its officers, directors, employees and agents from all obligations, liabilities, damages, costs, demands, claims and causes of action arising from anything before today (except obligations under the terms of this Agreement and the Contract). W3C and the Members waive all their rights under California Civil Code Section 1542, which reads:

               A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS
     SETTLEMENT WITH THE DEBTOR.

          16. W3C agrees to fully and faithfully perform all its obligations for which it may be jointly responsible with Synbiotics and pay all its liabilities for which it may be jointly responsible with Synbiotics, and to indemnify, defend and hold harmless Synbiotics from and against all such obligations and liabilities to the extent that such obligations and liabilities are the result of any agreement, act or omission of W3C.

          17. W3C shall provide Synbiotics with full access to and the right to copy all relevant W3C books and records for Synbiotics' tax and financial reporting purposes. W3C shall cooperate in the performance of the audit of Synbiotics' 2000 consolidated financial statements (the fees for which audit shall be paid by Synbiotics).

          18. This Agreement is the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous promises, agreements, representations, arrangements and negotiations with respect thereto. This Agreement cannot be amended or waived except in a writing signed by Synbiotics, W3C and at least 90% in interest of the Members. This Agreement is governed by California law.

          19. W3C and the Members, on the one hand, and Synbiotics, on the other hand, will each bear their own fees and expenses in connection with the transactions contemplated by this Agreement.

          20. W3C and the Members acknowledge that Brobeck, Phleger & Harrison LLP is not representing them in this transaction, but is representing only Synbiotics.

SYNBIOTICS CORPORATION                            W3COMMERCE INC.

By: /s/ Kenneth M. Cohen                         By: /s/ Colin Lucas-Mudd
    ---------------------------                      --------------------------
    President                                        President

/s/ Colin Lucas-Mudd                              /s/ Donna Lucas-Mudd
-------------------------------                   -----------------------------
COLIN LUCAS-MUDD                                  DONNA LUCAS-MUDD

/s/ Edward Brunel-Cohen                           /s/ Regan Carey
-------------------------------                   -----------------------------
EDWARD BRUNEL-COHEN                               REGAN CAREY

/s/ Rigdon Currie                                 /s/ Mark Brunel-Cohen
-------------------------------                   -----------------------------
RIGDON CURRIE                                     MARK BRUNEL-COHEN

/s/ Tim Mudd                                      /s/ Steven Usrey
-------------------------------                   -----------------------------
TIM MUDD                                          STEVEN USREY

/s/ Drew Keene                                    /s/ Kimberley Lind
-------------------------------                   -----------------------------
DREW KEENE                                        KIMBERLEY LIND